Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: the Board of Directors of InterXion Holding N.V.:

We consent to incorporation by reference in the registration statement (No. 333-175099) on Form S-8 of InterXion Holding N.V. of our reports dated April 8, 2014 with respect to the consolidated statements of financial position of InterXion Holding N.V. and subsidiaries as of December 31, 2013, 2012 and 2011, and the related consolidated income statements and, consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 Financial Statements on Form 20-F of InterXion Holding N.V.

/s/ KPMG Accountants N.V.

Rotterdam, The Netherlands

April 8, 2014